Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Jaguar Mining Inc.

We consent to the inclusion in this annual report on Form 40-F of:

-    our auditors' report dated March 24, 2008 on the consolidated balance sheets of Jaguar Mining Inc. ("the Company") as at December 31, 2007 and 2006, and the consolidated statements of operations and comprehensive loss and deficit and cash flows for each of the years in the three-year period ended December 31, 2007.

-    our auditors' report on reconciliation to United States GAAP dated March 24, 2008. each of which is contained in the Form 40-F of the Company for the fiscal year ended December 31, 2007.

Chartered Accountants, Licensed Public Accountants

Toronto, Canada
March 28, 2008